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                                                                       EXHIBIT 3

Text of Previous Article I, Section 6

      LIST OF STOCKHOLDERS. It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of the stock ledger, either directly or through a transfer agent appointed by the Board, to prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order. Such list shall be open to the examination of any stockholder at the place where said meeting is to be held for said ten (10) days, and shall be produced and kept at the time and place of the meeting during the whole time thereof, and subject to the inspection of any stockholder who may be present. The original or a duplicate stock ledger shall be the only evidence as to who are the stockholders entitled to examine such list or the books of the Corporation or to vote in person or by proxy at such meeting.

Text of Amended Article I, Section 6

            LIST OF STOCKHOLDERS. The officer or agent having charge and custody of the stock transfer books of the Corporation, shall prepare, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares having voting privileges registered in the name of each stockholder. The list must be arranged by class or series of shares. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of not less than ten (10) days prior to such meeting either at the principal office of the Corporation or at a place within the city where the meeting is to be held, as specified in the notice of the meeting. The original stock ledger or transfer book, or a duplicate thereof, shall be prima facie evidence as to identity of the stockholders entitled to examine such list or stock ledger or transfer book and to vote at any such meeting of the stockholders. The failure to comply with the requirements of this Section shall not affect the validity of any action taken at said meeting.